Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

January 31, 2023

CFO Commentary on Fourth Quarter and Full Year Fiscal 2022 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ fourth quarter and full year fiscal year 2022 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q4 2022 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q4'22	Q3'22	Q4'21		Q/Q Change		Y/Y Change
Revenue	$1,448.8	$1,414.6	$1,299.9		2%		11%
Product	988.3	967.5	874.6		2%		13%
Service	460.5	447.1	425.3		3%		8%
Gross margin %	57.1%	55.7%	57.7%	1.4	pts	(0.6)	pts
Research and development	269.2	274.0	254.9		(2)%		6%
Sales and marketing	299.0	286.8	278.8		4%		7%
General and administrative	57.4	64.7	62.7		(11)%		(8)%
Restructuring (benefits) charges	(2.1)	13.0	0.1		N/M		N/M
Total operating expenses	$623.5	$638.5	$596.5		(2)%		5%
Operating margin %	14.0%	10.6%	11.8%	3.4	pts	2.2	pts
Net income	$180.4	$121.5	$132.9		48%		36%
Diluted net income per share	$0.55	$0.37	$0.40		49%		38%
______________________
N/M - Not meaningful

GAAP gross margin was 57.1%, compared to 57.7% from the prior year and 55.7% from last quarter.
GAAP operating expenses were $624 million, an increase of $27 million year-over-year, and a decrease of $15 million sequentially. The year-over-year increase in operating expenses was primarily driven by headcount related costs. The sequential decrease in operating expenses was primarily due to restructuring charges in Q3'22 and lower outside services costs, partially offset by higher variable compensation.

GAAP diluted earnings per share was $0.55, an increase of $0.15 year-over-year, primarily driven by higher revenue and a lower tax rate, partially offset by higher operating expenses. The sequential increase in GAAP EPS was primarily driven by higher revenue, a lower gross margin and lower operating expenses.

Non-GAAP

(in millions, except per share amounts and percentages)	Q1'23 Guidance	Q4'22	Q3'22	Q4'21	Q/Q Change		Y/Y Change
Revenue	$1,340 +/- $50	$1,448.8	$1,414.6	$1,299.9	2%		11%
Product		988.3	967.5	874.6	2%		13%
Service		460.5	447.1	425.3	3%		8%
Gross margin %	57.0% +/- 1.0%	58.5%	57.2%	59.5%	1.3	pts	(1.0)	pts
Research and development		246.5	247.4	229.0	—%		8%
Sales and marketing		278.7	265.7	256.1	5%		9%
General and administrative		46.1	53.0	50.2	(13)%		(8)%
Total operating expenses	$580 +/- $5	$571.3	$566.1	$535.3	1%		7%
Operating margin %	~13.7% at the midpoint	19.1%	17.2%	18.3%	1.9	pts	0.8	pts
Net income		$213.8	$190.8	$184.7	12%		16%
Diluted net income per share	$0.42 +/- $0.05	$0.65	$0.58	$0.56	12%		16%

Fiscal 2022 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	FY'22	FY'21		Y/Y Change
Revenue	$5,301.2	$4,735.4		12%
Product	3,539.9	3,078.1		15%
Service	1,761.3	1,657.3		6%
Gross margin %	55.8%	57.9%	(2.1)	pts
Research and development	1,036.1	1,007.2		3%
Sales and marketing	1,133.4	1,052.7		8%
General and administrative	249.5	249.8		—%
Restructuring charges	20.2	42.9		(53)%
Total operating expenses	$2,439.2	$2,352.6		4%
Operating margin %	9.8%	8.2%	1.6	pts
Net income	$471.0	$252.7		86%
Diluted net income per share	$1.43	$0.76		88%

GAAP gross margin was 55.8%, compared to 57.9% from the prior year. The decline was primarily due to product mix and increased supply chain costs.

GAAP operating expenses increased $87 million to $2,439 million versus 2021. The year-over-year increase was primarily due to higher headcount related costs.

GAAP diluted earnings per share was $1.43, an increase of $0.67 year-over-year.

Non-GAAP

(in millions, except per share amounts and percentages)	FY'22	FY'21	Y/Y Change
Revenue	$5,301.2	$4,735.4	12%
Product	3,539.9	3,078.1	15%
Service	1,761.3	1,657.3	6%
Gross margin %	57.4%	59.7%	(2.3)	pts
Research and development	951.7	910.2	5%
Sales and marketing	1,059.1	968.1	9%
General and administrative	197.6	200.0	(1)%
Total operating expenses	$2,208.4	$2,078.3	6%
Operating margin %	15.7%	15.9%	(0.2)	pts
Net income	$642.6	$576.2	12%
Diluted net income per share	$1.95	$1.74	12%

Q4 2022 Overview

We ended the fourth quarter of 2022 with record revenue of $1,449 million, up 11% year-over-year and 2% sequentially, but below the mid-point of guidance due to the timing of supply and some logistical challenges towards the end of the quarter.

As expected, we saw a decline in product orders as buying patterns normalized and customers consumed previously placed orders. This was more pronounced with our Cloud and Service Provider customers. We expect this dynamic to continue as supply improves and backlog1 normalizes.

During the fourth quarter, total product orders declined more than 20% year-over-year. Adjusted orders2 declined single digits year-over-year, versus difficult comparison but grew sequentially. We ended the year with backlog of more than $2.0 billion, which is down sequentially, but up on a year-over-year basis.

Looking at our revenue by vertical, Enterprise had record revenue and was our largest vertical in the fourth quarter, increasing 32% year-over-year and 16% sequentially. Cloud grew 14% year-over-year and increased 1% sequentially. Service Provider declined 8% year-over-year and 10% sequentially.

From a customer solution perspective, AI-Driven Enterprise revenue grew 30% year-over-year and 19% sequentially. Cloud-Ready Data Center revenue grew 50% year-over-year and 13% sequentially. Automated WAN Solutions revenue was down 4% year-over-year and 10% sequentially.

Total Software and Related Services revenue was $305 million, an increase of 26% year-over-year.

Annual Recurring Revenue (ARR3) grew 43% year-over-year. We exited the year with $294 million in ARR.

Total Security revenue was $169 million, up 5% year-over-year and up 21% sequentially.

In reviewing our top 10 customers for the quarter, six were Cloud, three were Service Provider, and one was Enterprise. Our top 10 customers accounted for 34% of our total revenue as compared to 33% in Q4'21.

Non-GAAP gross margin was 58.5% in the quarter, which was above our guidance mid-point, primarily driven by favorable software mix and to a lesser extent some improvement in transitory supply chain costs, which more than offset a unfavorable product mix. The supply chain continues to be constrained with long lead times and elevated costs. If not for elevated supply chain costs, we estimate that we would have posted non-GAAP gross margin of approximately 60%.

Non-GAAP operating expenses increased 7% year-over-year and were up 1% sequentially primarily due to headcount related costs.

Despite the slight revenue shortfall, we delivered non-GAAP earnings per share of $0.65, above the mid-point of revenue guidance due to a better than expected gross margin result and prudent operating expense management.

Cash flow from operations was $120 million for the quarter. We paid $68 million in dividends, reflecting a quarterly dividend of $0.21 per share. We also repurchased $88 million worth of shares in the quarter.

Total cash, cash equivalents, and investments at the end of the fourth quarter of 2022 was $1.2 billion.

1 Our product backlog consists of confirmed orders for products expected to be shipped to our distributors, resellers, or end-customers within the subsequent twelve months
2 Adjusted orders exclude orders placed to accommodate for the extended lead times related to industry supply chain challenges over the course of the past two years. The excluded orders were not subsequently added back to the orders of future quarters.
3 ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.

Revenue

Product & Service
•Product Revenue: $988 million, up 13% year-over-year and up 2% sequentially.

•Service Revenue: $461 million, up 8% year-over-year and up 3% sequentially. The year-over-year and sequential increase was primarily driven by strong sales of software subscriptions.

Customer Solution
•Automated WAN Solutions: $479 million, down 4% year-over-year and down 10% sequentially. The year-over-year and sequential decreases were primarily due to Service Provider and Cloud, partially offset by an increase in Enterprise. Our MX product family grew year-over-year.

•Cloud-Ready Data Center: $260 million, up 50% year-over-year and up 13% sequentially. The year-over-year increase was primarily driven by Cloud and Enterprise, and to a lesser extent, Service Provider. The sequential increase was primarily driven by Enterprise, and to a lesser extent, Service Provider and Cloud.

•AI-Driven Enterprise: $318 million, up 30% year-over-year and up 19% sequentially. The year-over-year increase was primarily driven by Enterprise and Service Provider, and to a lesser extent, Cloud. The sequential increase was primarily driven by Enterprise and Cloud, and to a lesser extent, Service Provider. Both our Mist and EX product families grew year-over-year.

•Hardware Maintenance and Professional Services: $392 million, up 2% year-over-year and up 1% sequentially.

Vertical
•Cloud: $380 million, up 14% year-over-year and up 1% sequentially. The year-over-year increase was driven by Cloud-Ready Data Center, and to a lesser extent, Hardware Maintenance and Professional Services and AI-Driven Enterprise, partially offset by a decline in Automated WAN Solutions. The sequential increase was primarily driven by AI-Driven Enterprise, and to a lesser extent, Hardware Maintenance and Professional Services and Cloud-Ready Data Center, partially offset by a decline in Automated WAN Solutions.

•Service Provider: $469 million, down 8% year-over-year and down 10% sequentially. The year-over-year decrease was primarily due to Automated WAN Solutions and Hardware Maintenance and Professional Services, partially offset by increases in AI-Drive Enterprise and Cloud-Ready Data Center. The sequential decrease was primarily due to Automated WAN Solutions, partially offset by increases in AI-Driven Enterprise and Cloud-Ready Data Center.

•Enterprise: $599 million, up 32% year-over-year and up 16% sequentially. The year-over-year and sequential increases were across all customer solutions.

Geography
•Americas: $857 million, up 15% year-over-year and down 4% sequentially. The year-over-year increase was primarily driven by Enterprise and Cloud, partially offset by a decline in Service Provider. Sequentially, the decrease was due to Service Provider, partially offset by an increase in Enterprise and Cloud.

•EMEA: $379 million, up 10% year-over-year and up 18% sequentially. Year-over-year, the increase was primarily due to Enterprise, partially offset by a decline in Cloud. Sequentially, the increase was across all verticals.

•APAC: $213 million, up 2% year-over-year and up 7% sequentially. The year-over-year increase was primarily due to Enterprise, partially offset by a decrease in Service Provider. Sequentially, the increase was primarily driven by Enterprise and Service Provider, partially offset by a decline in Cloud.

Additional Disclosures
•Software and Related Services: $305 million, up 26% year-over-year and up 23% sequentially. The year-over-year and sequential increases were driven by perpetual software licenses and software license subscriptions.

•Total Security: $169 million, up 5% year-over-year and up 21% sequentially.

Gross Margin
•GAAP gross margin: 57.1%, compared to 57.7% from the prior year and 55.7% from last quarter.

•Non-GAAP gross margin: 58.5%, compared to 59.5% from the prior year and 57.2% from last quarter.

•GAAP product gross margin: 52.2%, down 2.2 points from the prior year and up 1.7 points from last quarter.

•Non-GAAP product gross margin: 53.8%, down 2.6 points from the prior year and up 1.5 points from last quarter.

The year-over-year decreases in GAAP and non-GAAP product gross margin were primarily due to unfavorable product mix.

The sequential increases in GAAP and non-GAAP product gross margin were primarily due to favorable software mix and supply chain costs.

•GAAP service gross margin: 67.6%, up 3.0 points from the prior year and up 0.7 points from last quarter.

•Non-GAAP service gross margin: 68.6%, up 2.7 points from the prior year and up 0.6 points from last quarter.

The year-over-year and sequential increases in service gross margin, on both a GAAP and Non-GAAP basis, were primarily driven by higher revenue and lower service delivery costs.

Operating Expenses
•GAAP operating expenses: $624 million, an increase of $27 million year-over-year, and a decrease of $15 million sequentially.

The year-over-year increase in operating expenses was primarily driven by headcount related costs.

The sequential decrease in operating expenses was primarily due to restructuring charges in Q3'22 and lower outside services costs, partially offset by higher variable compensation.

GAAP operating expenses were 43.0% of revenue, down 2.9 points year-over-year and down 2.1 points sequentially.

•Non-GAAP operating expenses: $571 million, an increase of $36 million year-over-year, and an increase of $5 million sequentially.

The year-over-year increase in non-GAAP operating expenses was primarily due to higher headcount related costs. Sequentially, the increase in operating expenses was primarily driven by higher headcount related costs, partially offset by lower outside services costs.

Non-GAAP operating expenses were 39.4% of revenue, down 1.8 points year-over-year and down 0.6 points sequentially.

Operating Margin
•GAAP operating margin: 14.0%, an increase of 2.2 points year-over-year and an increase of 3.4 points sequentially.

•Non-GAAP operating margin: 19.1%, an increase of 0.8 points year-over-year and an increase of 1.9 points sequentially.

Tax Rate
•GAAP tax rate: 11.0%, compared to 17.6% in the prior year and 11.9% last quarter.

The year-over-year and sequential decreases in the effective tax rate, on a GAAP basis, were primarily due to the benefit of discrete items in the current quarter.

•Non-GAAP tax rate: 19.0%, compared to 19.5% in the prior year and 19.0% last quarter.

The year-over-year decrease in the effective tax rate was primarily due to the impact of the geographic mix of earnings.

The sequential effective tax rate was flat.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.55, an increase of $0.15 year-over-year and an increase of $0.18 sequentially.

The year-over-year increase in GAAP EPS was primarily driven by higher revenue and a lower tax rate, partially offset by higher operating expenses.

The sequential increase in GAAP EPS was primarily driven by higher revenue, a lower gross margin and lower operating expenses.

•Non-GAAP diluted earnings per share: $0.65, an increase of $0.09 year-over-year and an increase of $0.07 sequentially.

The year-over-year increase in non-GAAP EPS was primarily driven by higher revenue, partially offset by higher operating expenses.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue and a higher gross margin.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q4'22	Q3'22	Q2'22	Q1'22	Q4'21
Cash(1)	$1,230.0	$1,254.9	$1,285.6	$1,668.9	$1,693.5
Debt(2)	1,601.3	1,595.7	1,625.8	1,648.4	1,686.8
Net cash(3)	(371.3)	(340.8)	(340.2)	20.5	6.7
Operating cash flow	119.6	51.8	(266.9)	193.1	116.0
Capital expenditures	31.7	23.9	24.5	25.0	30.5
Depreciation and amortization	51.2	52.7	53.9	54.7	56.3
Share repurchases	87.5	—	100.0	112.2	148.3
Dividends	$67.6	$68.0	$67.3	$67.5	$64.2
Diluted shares	329.9	328.9	328.1	331.1	332.2
DSO	76	65	74	65	69
Headcount	10,901	10,705	10,535	10,385	10,191
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.

Cash Flow
•Cash flow from operations: $120 million, up $4 million year-over-year and up $68 million sequentially.

The year-over-year increase was primarily due to higher customer collections, partially offset by higher supplier and employee compensation payments and higher cash taxes.

The sequential increase was primarily due to lower payments for variable compensation and lower cash taxes, partially offset by higher supplier payments.

Days Sales Outstanding (DSO)
•DSO: 76 days, a 11-day increase from the prior quarter, driven by an increase in total invoicing, which occurred late in the quarter, primarily related to Service renewals, partially offset by higher revenue.

We believe the quality of our receivables is strong with the majority expected to be received in the first half of Q1'23.

Capital Return
•In the quarter, we paid a dividend of $0.21 per share for a total of $68 million and repurchased $88 million worth of shares.

Demand Metrics
•Total deferred revenue was $1,663 million, up $250 million year-over-year and up $185 million sequentially.
•Deferred revenue from customer solutions4 was $633 million, up $191 million year-over-year and up $72 million sequentially.
The year-over-year and sequential increases were primarily driven by an increase in deferrals of SaaS and software license subscriptions.
4 Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

•Deferred revenue from hardware maintenance and professional services was $1,030 million, up $59 million year-over-year and up $113 million sequentially.
The year-over-year and sequential increases were primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Deferred product revenue, net	$108.8	$105.9	$129.1
Deferred service revenue, net	1,554.3	1,372.3	1,284.5
Total	$1,663.1	$1,478.2	$1,413.6

Deferred revenue from customer solutions	$632.8	$561.2	$442.1
Deferred revenue from hardware maintenance and professional services	1,030.3	917.0	971.5
Total	$1,663.1	$1,478.2	$1,413.6

Headcount
•Ending headcount for Q4'22 was 10,901, an increase of 710 employees year-over-year and 196 employees sequentially. The year-over-year increase was primarily a result of additional hires in our go-to-market and R&D organizations. The sequential increase was primarily a result of additional hires in our R&D organization.

Fiscal 2022 Overview
Our revenue for 2022 was a record at $5,301 million, 12% growth versus 2021. Despite the impact from supply chain constraints, we saw growth in all of our verticals, customer solutions and geographies. Our Enterprise business became the largest vertical and grew 21% year-over-year. Our Cloud business grew 13%; while Service Provider grew 3% year-over-year.

From a customer solution perspective, AI-Driven Enterprise revenue increased 24%, Cloud-Ready Data Center revenue grew 21% and Automated WAN Solutions revenue grew 12% on a full-year basis.

Total Software and Related Services revenue was $994 million, which was an increase of 31% year-over-year. This exceeded our expectations as we continue to make progress in transitioning our business to a more software-centric model.

Total Security revenue was $629 million, which was down 4% year-over-year.

In reviewing our top 10 customers for the year, six were Cloud, three were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 33% of our total FY'22 revenue as compared to 31% in FY'21.

Non-GAAP gross margin was 57.4%, a decline of 230 basis points versus prior year. The decline was primarily due to product mix and increased supply chain costs, partially offset by software strength and pricing actions. If not for elevated supply chain costs, we estimate that we would have posted non-GAAP gross margin of approximately 60% in 2022.
Non-GAAP operating expenses increased 6% year-over-year primarily due to higher headcount related costs.

Non-GAAP diluted earnings per share was $1.95, an increase of 12% versus last year.

For the year, we had cash flow from operations of $98 million, down $592 million versus 2021.

During 2022, we repurchased $300 million worth of shares and paid $270 million in dividends.

Revenue

Product & Service
•Product Revenue: $3,540 million, up 15% year-over-year.
•Service Revenue: $1,761 million, up 6% year-over-year. The year-over-year increase was primarily driven by strong sales of software subscriptions.

Customer Solution
•Automated WAN Solutions: $1,865 million, up 12% year-over-year. All verticals grew year-over-year.

•Cloud-Ready Data Center: $879 million, up 21% year-over-year. All verticals grew year-over-year.

•AI-Driven Enterprise: $1,026 million, up 24% year-over-year. The year-over-year increase was driven by Enterprise and Service Provider, partially offset by a decline in Cloud.

•Hardware Maintenance and Professional Services: $1,531 million, up 1% year-over-year. The year-over-year increase was driven by Enterprise and to a lesser extent, Cloud, partially offset by a decrease in Service Provider.

Vertical
•Enterprise: $2,016 million, up 21% year-over-year. All customer solutions grew year-over-year.
•Cloud: $1,394 million, up 13% year-over-year. The increase was driven by Cloud-Ready Data Center, Automated WAN Solutions and Hardware Maintenance and Professional Services, partially offset by a decrease in AI-Driven Enterprise.

•Service Provider: $1,891 million, up 3% year-over-year. The increase was primarily driven by Cloud-Ready Data Center, AI-Driven Enterprise and Automated WAN Solutions, partially offset by a decrease in Hardware Maintenance and Professional Services.

Geography
•Americas: $3,157 million, up 19% year-over-year. All verticals grew year-over-year.

•EMEA: $1,370 million, up 4% year-over-year. The increase was driven by Enterprise, partially offset by decreases in Cloud and Service Provider.

•APAC: $774 million, flat year-over-year.

Additional Disclosures
•Software and Related Services: $994 million, up 31% year-over-year. The increase was driven by perpetual software licenses and software license subscriptions.

•Total Security: $629 million, down 4% year-over-year.

Gross Margin
•GAAP gross margin: 55.8%, compared to 57.9% from the prior year.

•Non-GAAP gross margin: 57.4%, compared to 59.7% from the prior year.

•GAAP product gross margin: 50.2%, down 4.0 points from a year ago.

•Non-GAAP product gross margin: 52.1%, down 4.4 points from a year ago.

The decrease in GAAP and non-GAAP product gross margin was primarily due to elevated supply chain costs and product mix, partially offset by software strength and pricing actions.

•GAAP service gross margin: 67.0%, up 2.4 points from a year ago.

•Non-GAAP service gross margin: 68.0%, up 2.2 points from a year ago.

The increases in GAAP and non-GAAP services gross margin were primarily driven by higher revenue and lower service delivery costs.

Operating Expenses
•GAAP operating expenses: $2,439 million, compared to $2,353 million a year ago, up $87 million.

The year-over-year increase was primarily due to higher headcount related costs, partially offset by lower outside services costs and lower restructuring charges.

GAAP operating expenses were 46.0% of revenue compared to 49.7% in 2021.

•Non-GAAP operating expenses: $2,208 million compared to $2,078 million a year ago, up $130 million.

The year-over-year increase was primarily due to higher headcount related costs, partially offset by lower outside services costs.

On a non-GAAP basis, operating expenses were 41.7% of revenue compared to 43.9% in 2021.

Operating Margin
•GAAP operating margin: 9.8%, compared to 8.2% a year ago, an increase of 1.6 points.

•Non-GAAP operating margin: 15.7%, compared to 15.9% a year ago, a decrease of 0.2 points.

Tax Rate
•GAAP tax rate: Tax rate of 11.3%, down from 18.5% last year.

The year-over-year decrease in the effective tax rate was due to the relative impact of discrete items in the comparative period.

•Non-GAAP tax rate: 19.2%, down from 19.5% last year.

The year-over-year decrease in the effective tax rate, on a non-GAAP basis, was primarily due to a change in the geographic mix of earnings.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $1.43, an increase of $0.67 year-over-year.

The year-over-year increase was primarily due to higher revenue, one-time debt extinguishment costs in 2021, and a lower tax rate, partially offset by a lower gross margin and higher operating expenses.

•Non-GAAP diluted earnings per share: $1.95, an increase of $0.21 year-over-year.

The year-over-year increase was primarily driven by higher revenue, partially offset by higher operating expenses and a lower gross margin.

Balance Sheet, Cash Flow, and Capital Return

(in millions)	FY'22	FY'21	Y/Y Change
Cash(1)	$1,230.0	$1,693.5	(27)%
Net cash(2)	(371.3)	6.7	N/M
Operating cash flow	97.6	689.7	(86)%
Capital expenditures	105.1	100.0	5%
Depreciation and amortization	212.5	230.5	(8)%
Share repurchases	299.7	433.3	(31)%
Dividends	$270.4	$259.1	4%
Diluted shares	329.5	331.6	(1)%
______________________
N/M - Not meaningful
(1) Includes cash, cash equivalents, and investments.
(2) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt. Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability.

Balance Sheet
•Cash: $1.2 billion, down from $1.7 billion the prior year due primarily to capital return, partially offset by proceeds from the sale of our silicon photonics business.

Cash Flow
•Cash flow from operations: Cash flow from operations of $98 million was down $592 million from the prior year, primarily driven by higher payments to suppliers, including inventory purchases to mitigate supply challenges, and higher cash taxes, partially offset by higher customer collections.

Capital Return
•We repurchased $300 million worth of shares in the year. In addition, we paid $270 million in dividends.
•Weighted average diluted shares for the year were 330 million, down 1% year-over-year.
•We exited the year with 323 million shares outstanding, an increase of approximately 1 million shares year-over-year.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Q1 2023
We are still experiencing supply chain related headwinds associated with shortages as well as elevated component and freight costs, which are expected to modestly improve through the course of 2023.

At the mid-point of guidance, revenue is expected to be up 15% year-over-year.

First quarter non-GAAP gross margin is expected to be down sequentially due to a normalized software mix and seasonality.

We expect first quarter non-GAAP operating expense to increase sequentially, primarily driven by the typical seasonal increase of fringe costs. Despite these increases, non-GAAP operating margin is expected to increase more than 100 basis points versus Q1'22.
Our guidance for the quarter ending March 31, 2023 is as follows:
•Revenue will be approximately $1,340 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 57.0%, plus or minus 1%.
•Non-GAAP operating expenses will be approximately $580 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 13.7% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 19.0%, plus or minus 1%.
•Non-GAAP net income per share will be approximately $0.42, plus or minus $0.05. This assumes a share count of approximately 330 million.
Capital Return
Juniper today announced that the Board of Directors declared a 5% increase in its quarterly cash dividend to $0.22 per share, to be paid on March 22, 2023 to stockholders of record as of the close of business on March 1, 2023.

Full-Year 2023
Given the ongoing customer demand for product, solid exiting backlog and improved supply, we are updating our revenue growth expectations for 2023 from 'at least 7%' to at least 8%. Beyond Q1'23, we expect revenue to grow sequentially throughout the course of the year. This assumes the current supply chain environment modestly improves but remains challenged.

This forecast assumes we reduce backlog during the course of the year; however, we expect to exit the year with elevated backlog compared to historical levels.
While non-GAAP gross margin can be difficult to predict, we expect full-year non-GAAP gross margin to be flat to slightly up year-over-year.

We remain committed to disciplined expense management and full-year non-GAAP operating margin is expected to expand by at least 100 basis points versus 2022. That said, we will continue to invest to take advantage of market opportunities, and non-GAAP operating expense is expected to be up on a full-year basis.

Our non-GAAP tax rate on worldwide earnings is expected to be 19.0% plus or minus 1%.

Our non-GAAP EPS is expected to grow double-digits on a full-year basis.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of manufacturing and supply constraints, and the consummation and integration of, and financial impact resulting from any acquisitions and divestitures on our guidance; our expectations regarding our liquidity, capital return program, supply constraints and access to sufficient supplies of semiconductors and other components; deal, customer and product mix; costs; backlog; share buybacks; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and continuing impact of the ongoing COVID-19 pandemic; general economic and political conditions globally or regionally, including adverse changes in China-Taiwan relations and any impact due to armed conflicts (such as the continuing conflict between Russia and Ukraine as well as governmental sanctions imposed in response); rising interest rates; inflationary pressures; risk of U.S. sovereign default; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; continuing manufacturing and supply chain challenges and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; our customers canceling orders that are included in the calculation of backlog, which they may do without significant penalty; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of new tax regulations, including the potential for corporate tax increases and changes to global tax laws; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the ongoing COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-K for the year ended December 31, 2022. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition, divestiture, and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically varied and may continue to vary significantly from quarter to quarter.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition, divestiture, and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity or equity method investments, gain on divestiture, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles, or GAAP, measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	December 31, 2022	December 31, 2021
Deferred product revenue	$108.8	$129.1
Deferred service revenue	1,554.3	1,284.5
Total	$1,663.1	$1,413.6

Deferred revenue from customer solutions	$632.8	$442.1
Deferred revenue from hardware maintenance and professional services	1,030.3	971.5
Total	$1,663.1	$1,413.6

Reported as:
Current	$1,020.5	$937.9
Long-term	642.6	475.7
Total	$1,663.1	$1,413.6

Customer Solution: Revenue Trend

	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q/Q Change		Y/Y Change
Customer Solutions:
Automated WAN Solutions	$498.0	$390.7	$462.9	$532.7	$479.0	$(53.7)	(10.1)%	$(19.0)	(3.8)%
Cloud-Ready Data Center	173.1	188.8	200.9	229.3	259.9	30.6	13.3%	86.8	50.1%
AI-Driven Enterprise	244.3	214.0	227.3	266.6	318.3	51.7	19.4%	74.0	30.3%
Hardware Maintenance and Professional Services	384.5	374.7	378.5	386.0	391.6	5.6	1.5%	7.1	1.8%
Total revenue	$1,299.9	$1,168.2	$1,269.6	$1,414.6	$1,448.8	$34.2	2.4%	$148.9	11.5%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q/Q Change		Y/Y Change
Software and Related Services	$241.5	$228.1	$213.4	$247.6	$305.1	$57.5	23.2%	$63.6	26.3%
Total Security	$161.7	$161.0	$158.6	$139.7	$169.3	$29.6	21.2%	$7.6	4.7%

Vertical Reporting: Revenue Trend

	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q/Q Change		Y/Y Change
Cloud	$333.4	$307.0	$331.0	$375.3	$380.3	$5.0	1.3%	$46.9	14.1%
Service Provider	511.4	428.0	470.8	523.1	469.3	(53.8)	(10.3)%	(42.1)	(8.2)%
Enterprise	455.1	433.2	467.8	516.2	599.2	83.0	16.1%	144.1	31.7%
Total revenue	$1,299.9	$1,168.2	$1,269.6	$1,414.6	$1,448.8	$34.2	2.4%	$148.9	11.5%

Geographic Region Reporting: Revenue Trend

	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q/Q Change		Y/Y Change
Americas	$748.6	$655.0	$748.6	$895.8	$857.4	$(38.4)	(4.3)%	$108.8	14.5%
Europe, Middle East, and Africa	343.2	333.9	337.2	320.4	378.5	58.1	18.1%	35.3	10.3%
Asia Pacific	208.1	179.3	183.8	198.4	212.9	14.5	7.3%	4.8	2.3%
Total	$1,299.9	$1,168.2	$1,269.6	$1,414.6	$1,448.8	$34.2	2.4%	$148.9	11.5%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

GAAP gross margin - Product	$515.6	$488.9	$475.5	$1,778.2	$1,668.7
GAAP product gross margin % of product revenue	52.2%	50.5%	54.4%	50.2%	54.2%
Share-based compensation expense	1.6	1.7	1.5	5.9	5.3
Share-based payroll tax expense	—	—	—	0.2	0.2
Amortization of purchased intangible assets	14.5	15.3	16.1	61.0	63.6
Gain (loss) on non-qualified deferred compensation plan ("NQDC")	—	—	0.1	(0.3)	0.2
Non-GAAP gross margin - Product	$531.7	$505.9	$493.2	$1,845.0	$1,738.0
Non-GAAP product gross margin % of product revenue	53.8%	52.3%	56.4%	52.1%	56.5%

GAAP gross margin - Service	$311.4	$298.9	$274.9	$1,180.1	$1,071.4
GAAP service gross margin % of service revenue	67.6%	66.9%	64.6%	67.0%	64.6%
Share-based compensation expense	4.4	4.8	5.1	17.4	18.2
Share-based payroll tax expense	0.2	0.3	—	1.4	0.9
Gain (loss) on NQDC	0.1	(0.1)	0.2	(1.0)	0.6
Non-GAAP gross margin - Service	$316.1	$303.9	$280.2	$1,197.9	$1,091.1
Non-GAAP service gross margin % of service revenue	68.6%	68.0%	65.9%	68.0%	65.8%

GAAP gross margin	$827.0	$787.8	$750.4	$2,958.3	$2,740.1
GAAP gross margin % of revenue	57.1%	55.7%	57.7%	55.8%	57.9%
Share-based compensation expense	6.0	6.5	6.6	23.3	23.5
Share-based payroll tax expense	0.2	0.3	—	1.6	1.1
Amortization of purchased intangible assets	14.5	15.3	16.1	61.0	63.6
Gain (loss) on NQDC	0.1	(0.1)	0.3	(1.3)	0.8
Non-GAAP gross margin	$847.8	$809.8	$773.4	$3,042.9	$2,829.1
Non-GAAP gross margin % of revenue	58.5%	57.2%	59.5%	57.4%	59.7%

GAAP research and development expense	$269.2	$274.0	$254.9	$1,036.1	$1,007.2
Share-based compensation expense	(21.8)	(26.3)	(25.1)	(84.0)	(93.1)
Share-based payroll tax expense	(0.4)	(0.7)	(0.2)	(3.1)	(2.2)
Loss (gain) on NQDC	(0.5)	0.4	(0.6)	2.7	(1.7)
Non-GAAP research and development expense	$246.5	$247.4	$229.0	$951.7	$910.2

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

GAAP sales and marketing expense	$299.0	$286.8	$278.8	$1,133.4	$1,052.7
Share-based compensation expense	(16.8)	(17.4)	(18.1)	(59.1)	(65.9)
Share-based payroll tax expense	(0.4)	(1.0)	(0.2)	(3.7)	(1.8)
Amortization of purchased intangible assets	(2.7)	(3.1)	(4.0)	(13.8)	(15.7)
Loss (gain) on NQDC	(0.4)	0.4	(0.4)	2.3	(1.2)
Non-GAAP sales and marketing expense	$278.7	$265.7	$256.1	$1,059.1	$968.1

GAAP general and administrative expense	$57.4	$64.7	$62.7	$249.5	$249.8
Share-based compensation expense	(10.8)	(11.3)	(9.9)	(42.9)	(40.1)
Share-based payroll tax expense	(0.1)	(0.1)	—	(0.5)	(0.3)
Amortization of purchased intangible assets	—	—	—	—	(0.1)
Acquisition related charges	(0.2)	0.5	(2.5)	(2.2)	(8.9)
Loss (gain) on NQDC	(0.1)	0.1	(0.1)	0.6	(0.4)
Others	(0.1)	(0.9)	—	(6.9)	—
Non-GAAP general and administrative expense	$46.1	$53.0	$50.2	$197.6	$200.0

GAAP operating expenses	$623.5	$638.5	$596.5	$2,439.2	$2,352.6
GAAP operating expenses % of revenue	43.0%	45.1%	45.9%	46.0%	49.7%
Share-based compensation expense	(49.4)	(55.0)	(53.1)	(186.0)	(199.1)
Share-based payroll tax expense	(0.9)	(1.8)	(0.4)	(7.3)	(4.3)
Amortization of purchased intangible assets	(2.7)	(3.1)	(4.0)	(13.8)	(15.8)
Restructuring benefits (charges)	2.1	(13.0)	(0.1)	(20.2)	(42.9)
Acquisition related charges	(0.2)	0.5	(2.5)	(2.2)	(8.9)
Loss (gain) on NQDC	(1.0)	0.9	(1.1)	5.6	(3.3)
Others	(0.1)	(0.9)	—	(6.9)	—
Non-GAAP operating expenses	$571.3	$566.1	$535.3	$2,208.4	$2,078.3
Non-GAAP operating expenses % of revenue	39.4%	40.0%	41.2%	41.7%	43.9%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

GAAP operating income	$203.5	$149.3	$153.9	$519.1	$387.5
GAAP operating margin	14.0%	10.6%	11.8%	9.8%	8.2%
Share-based compensation expense	55.4	61.5	59.7	209.3	222.6
Share-based payroll tax expense	1.1	2.1	0.4	8.9	5.4
Amortization of purchased intangible assets	17.2	18.4	20.1	74.8	79.4
Restructuring (benefits) charges	(2.1)	13.0	0.1	20.2	42.9
Acquisition related charges	0.2	(0.5)	2.5	2.2	8.9
Gain (loss) on NQDC	1.1	(1.0)	1.4	(6.9)	4.1
Others	0.1	0.9	—	6.9	—
Non-GAAP operating income	$276.5	$243.7	$238.1	$834.5	$750.8
Non-GAAP operating margin	19.1%	17.2%	18.3%	15.7%	15.9%

GAAP other income (expense), net	$1.5	$(9.1)	$7.4	$(28.6)	$(16.8)
GAAP other income (expense), net % of revenue	0.1%	(0.6)%	0.6%	0.3%	(0.4)%
Gain on equity investments	(13.0)	—	(14.6)	(17.7)	(14.1)
Loss (gain) on NQDC	(1.1)	1.0	(1.4)	6.9	(4.1)
Non-GAAP other expense, net	$(12.6)	$(8.1)	$(8.6)	$(39.4)	$(35.0)
Non-GAAP other expense, net % of revenue	(0.9)%	(0.6)%	(0.7)%	(0.7)%	(0.7)%

GAAP income tax provision	$22.4	$16.6	$28.4	$60.5	$57.4
GAAP income tax rate	11.0%	11.9%	17.6%	11.3%	18.5%
Recognition of previously unrecognized tax benefits	8.1	—	—	8.1	—
Income tax effect of non-GAAP exclusions	19.6	28.2	16.4	83.9	82.2
Non-GAAP provision for income tax	$50.1	$44.8	$44.8	$152.5	$139.6
Non-GAAP income tax rate	19.0%	19.0%	19.5%	19.2%	19.5%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

GAAP net income	$180.4	$121.5	$132.9	$471.0	$252.7
Share-based compensation expense	55.4	61.5	59.7	209.3	222.6
Share-based payroll tax expense	1.1	2.1	0.4	8.9	5.4
Amortization of purchased intangible assets	17.2	18.4	20.1	74.8	79.4
Restructuring (benefits) charges	(2.1)	13.0	0.1	20.2	42.9
Acquisition related charges	0.2	(0.5)	2.5	2.2	8.9
Gain on divestiture	—	—	—	(45.8)	—
Gain on equity investments	(13.0)	—	(14.6)	(17.7)	(14.1)
Loss from equity method investment	2.2	2.1	—	4.8	—
Loss on extinguishment of debt	—	—	—	—	60.6
Recognition of previously unrecognized tax benefits	(8.1)	—	—	(8.1)	—
Income tax effect of non-GAAP exclusions	(19.6)	(28.2)	(16.4)	(83.9)	(82.2)
Others	0.1	0.9	—	6.9	—
Non-GAAP net income	$213.8	$190.8	$184.7	$642.6	$576.2

GAAP diluted net income per share	$0.55	$0.37	$0.40	$1.43	$0.76
Non-GAAP diluted net income per share	$0.65	$0.58	$0.56	$1.95	$1.74
Shares used in computing diluted net income per share	329.9	328.9	332.2	329.5	331.6

Operating cash flow				$97.6	$689.7
Capital expenditures				(105.1)	(100.0)
Free cash flow				$(7.5)	$589.7